Exhibit 10.45

Consulting Agreement: Steven C. Jones

This consulting agreement (the “Agreement”) is entered into on this 3rd day of May, 2010 by and between Steven Jones an individual whose legal address is indicated in the signature section of this Agreement (“Mr. Jones” or the “Consultant”) and NeoGenomics, Inc, a Nevada Company with its principal office located at 12701 Commonwealth Drive, Suite 5, Fort Myers, FL  33913, together with its wholly-owned subsidiary, NeoGenomics Laboratories, Inc., a Florida company (collectively “NeoGenomics” or the “Company”).

RECITALS:

WHEREAS, Mr. Jones served as the Company’s Chief Financial Officer from 2003 - 2009 and has been serving as the Company’s Executive Vice President – Finance since Dec 2009; and

WHEREAS, NeoGenomics desires to recognize Mr. Jones’ past performance to the Company and to formalize an arrangement whereby Mr. Jones will continue to serve as the Company’s Executive Vice President – Finance by entering into this Agreement; and

WHEREAS, Mr. Jones desires to continue to provide consulting services to NeoGenomics on the terms outlined herein;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.            Term of Engagement.  This Agreement shall be effective for a period of three (3) years, beginning on the date of this Agreement (the “Effective Date”) and running through April 30, 2013 (the “Initial Term”).  After the Initial Term, this Agreement shall automatically renew for consecutive one year periods (“Renewal Term”), unless a written notice of a party’s intention to terminate this Agreement at the expiration of the Initial Term (or any Renewal Term) is delivered by either party at least three (3) months prior to the expiration of the Initial Term or any Renewal Term, as applicable.  For purposes of this Agreement, the period from the Effective Date until the termination of this Agreement, including during any Renewal Term, for any reason shall hereinafter be referred to as the “Term”.  Notwithstanding the foregoing, the Company and/or Consultant shall have the right to terminate this Agreement pursuant to paragraph 7 hereof at anytime.

2.            Services.  During the Term, Consultant will continue to provide financial consulting services to the Company in the capacity of the Company’s Executive Vice President – Finance, subject to the direction of the Company’s Chief Executive Officer.  Without limiting the generality of the foregoing, it is presently contemplated that the Consultant shall have the following duties:

a)	Provide financial advice and guidance to the Company with respect to the overall financial operations of the Company;

b)	Provide strategic advice to the Company with respect to major growth initiatives for the Company and/or potential mergers or acquisitions;

c)	Serve as the Company’s Director of Investor Relations and act as liaison to the investment community;

d)	Provide leadership and guidance in drafting and issuing press releases on behalf of the Company;

e)	Provide leadership, guidance and assistance in negotiating and drafting contracts with employees, vendors, clients, strategic partners, and other parties with whom the Company may due business;

f)	Provide leadership, guidance and assistance to the Company in raising debt or equity capital, when requested to do so;

g)	Provide leadership, guidance and assistance with any litigation in which the Company is now or may become involved;

h)	Provide leadership, guidance and assistance in drafting and reviewing SEC filings;

i)	Manage the Company’s corporate secretary function and ensure board minutes and other documents are properly drafted;

j)	Provide leadership, guidance and assistance during the design, development and launch of new products;

k)	Provide leadership, guidance and assistance in the development of forecast models for various business opportunities;

l)	Provide expertise on technical, functional and/or business topics as may be requested;

m)	Travel at the request of the Company to assist with any of the above duties.

n)
Such other duties as may be assigned from time-to-time by the Chief Executive Officer of the Company.  The spirit of this section is to try and account for other activities or issues that have not been addressed or identified in (a) through (m) above.

3.            Agreements of NeoGenomics.  Pursuant to this Agreement, NeoGenomics agrees to provide such support as Consultant may reasonably request in order to perform the duties outlined in paragraph 2.  The Company agrees to provide an office for Consultant to use while he is working on site at NeoGenomics headquarters’ location in Ft. Myers, FL.

4.            Compensation and Expenses.  In consideration for the services rendered by the Consultant to the Company throughout the Term, the Company shall compensate Consultant as follows:

a)           Monthly Retainer.  The Company agrees to pay Consultant a cash consulting fee of one hundred eighty thousand dollars ($180,000) per annum (the “Base Retainer”) in twelve (12) monthly installments of fifteen thousand dollars ($15,000) per month, in arrears.  Such payments will be made monthly within fifteen (15) days of the end of the month for which services were provided.  The Company agrees that if requested by Consultant, it will set up a regularly recurring ACH transfer to Consultant’s designated bank account.  Consultant and Company agree that this Base Retainer amount has been structured based upon a targeted level of Consultant’s service to the Company of one hundred (100) hours/month on average throughout the Term, with the understanding that some months may have more service time and some months less service time.

b)           Participation in the Company’s Management Incentive Plan.   The Company agrees that Consultant shall participate in the Company’s Management Incentive Plan (“MIP”) as it may be structured in any given fiscal year for senior officers of the Company.  The Company agrees that it will target a payout of thirty percent (30%) of the Base Retainer (the “Target Payout”) for any given fiscal year for meeting certain performance objectives laid out by the Company, and that the Consultant will have the ability to earn up to one hundred fifty percent (150%) of the Target Payout if such performance objectives are exceeded by the amount specified in any such year’s MIP.  The Consultant agrees that the Company, at its option, may specify that up to eighty percent (80%) of any year’s Target Payout be tied to meeting companywide financial performance thresholds.  The Consultant further agrees that the specifics of any given year’s MIP plan will be governed by whatever is approved by the Company’s Board of Directors for such fiscal year.

c)           Expenses.   In addition to any compensation payable hereunder, the Company shall also reimburse Consultant for all expenses reasonably incurred by Consultant in connection with the services performed on behalf of NeoGenomics under this Agreement including, but not limited to, airfare, hotel, food, and a standard mileage allowance pursuant to IRS guidelines for travel on Company business using a personally owned vehicle (collectively “Business Expenses”), upon providing the original receipts and an expense report for such expenses in accordance with the Company’s expense reimbursement policy then in effect.  Consultant agrees to seek prior written authorization before incurring aggregate Business Expenses in excess of $2,000 in any given calendar month.

5.             Warrants.  In consideration of Consultant’s service to the Company as Chief Financial Officer from 2003 through 2009 and in consideration of Consultant’s continued services as Executive Vice President – Finance during the Term, the Company agrees that it will issue to the Consultant a warrant to purchase four hundred fifty thousand (450,000) shares of the Company’s common stock, par value $0.001/share.  Such warrant will be issued pursuant to a separate warrant agreement (the “Warrant Agreement”) which will specify a) a seven year term for the warrant, b) an exercise price of $1.50/share, c) the ability to do a cashless net exercise, and d) vesting as follows:

i)	225,000 of such warrant shares shall vest immediately; and

ii)
112,500 of such warrant shares shall vest according to the passage of time, with 4,687 warrant shares vesting on the last day of each calendar month for twenty-three (23) months, beginning with the month ending May 31, 2010 and continuing until the month ending March 31, 2012 and 4,699 warrant shares vesting on April 30, 2012 so long as Consultant continues to provide services to the Company pursuant to this Agreement or any successor agreement.

iii)	112,500 of such warrant shares shall vest according to whether or not the Company meets certain financial targets as specified below for FY 2010 and FY 2011:

-
28,125 will vest if the Company’s actual consolidated revenue for FY 2010, meets or exceeds the consolidated revenue goal established by the Board of Directors (the “Board”) for the vesting of performance options and warrants; and

-
28,125 will vest if the Company’s actual Adjusted EBITDA for FY 2010, meets or exceeds the consolidated Adjusted EBITDA goals established by the Board for the vesting of performance options and warrants; and

-
28,125 will vest if the Company’s actual consolidated revenue for FY 2011, meets or exceeds the consolidated revenue goal established by the Board for the vesting of performance options and warrants; and

-
28,125 will vest if the Company’s actual Adjusted EBITDA for FY 2011, meets or exceeds the consolidated Adjusted EBITDA goals established by the Board for the vesting of performance options and warrants; and

iv)	The vesting schedule of such warrant shall also specify that any unvested warrant shares shall vest upon the occurrence of a change of control.

6.            Confidentiality, Non-Solicitation, Non-Competition and Title to Work Product Agreement.  In consideration of entering into this Agreement and the Warrant Agreement, Consultant agrees that he will enter into the Company’s standard form of Confidentiality, Non-Solicitation, Non-Competition and Title to Work Product Agreement (the “Confidentiality Agreement”) as structured for officers of the Company.

7.             Termination. The Company shall have the right to terminate this Agreement at any time by giving written notice to the Consultant twelve (12) months prior to the effective date of termination ("Termination" or “Termination Date”).  The Consultant shall have the right to terminate this Agreement at any time by giving written notice to the Company three (3) months prior to the proposed Termination Date, provided, however, the Consultant agrees that he will agree to an additional three (3) months of transition services to the Company upon reasonable request by the Company.  The obligation of the Company to pay for consulting services hereunder shall continue during the time from either party’s written notification of a Termination until the actual Termination Date.  All unpaid compensation owed to Consultant hereunder as of any Termination Date, including reimbursement of business and business-related travel expenses, shall be paid to Consultant within fifteen (15) days of such Termination Date.  The Company further agrees that it will prorate any MIP payments that may be due to the Consultant for a partial year in which a Termination occurs based on the number of days served up to the Termination Date in such year.

Upon Termination, Consultant agrees to cease all representation on behalf of the Company, including, but not limited to representations to the Company’s investors, partners, vendors, clients or employees that Consultant is acting on behalf of the Company in any capacity; provided, however the Consultant agrees to answer any reasonable follow-up inquiries from the Company regarding any pending matters at the Termination Date.

8.            Miscellaneous.

a)
This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally.  The Consultant hereby waives any claims that it might have under any previous oral or other contract.  No modification or attempted waiver of this Agreement will be valid unless in writing and signed by the party against whom the same is sought to be enforced.

b)
The provisions of this Agreement are separate and severable, and if any of them is declared invalid and/or unenforceable by a court of competent jurisdiction or an arbitrator, the remaining provisions shall not be affected.

c)
This Agreement is the joint product of the Company and the Consultant and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Company and the Consultant and shall not be construed for or against either party hereto.

d)
This Agreement will be governed by, and construed in accordance with the provisions of the law of the State of Florida, without reference to provisions that refer a matter to the law of any other jurisdiction.  Each party hereto hereby irrevocably submits itself to the exclusive personal jurisdiction of the federal and state courts sitting in Lee County, Florida; accordingly, any matters involving the Company and the Consultant with respect to this Agreement may be adjudicated only in a federal or state court sitting in Lee County, Florida.

e)
All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the United States mail, postage prepaid, return receipt requested, sent by facsimile, or sent by Express Mail, Federal Express or nationally recognized express delivery service, as follows:

(i)	If to the Company, at the address listed at the preamble to this Agreement or its then primary executive offices to the attention of the CEO;

(ii)
If to the Consultant, at the address listed as the Consultant’s primary legal residence which is listed at the signature block of this agreement or such other address as the Company may have on file for the Consultant.

Notice given by hand, certified or registered mail, or by Express Mail, Federal Express or other such express delivery service, shall be effective upon actual receipt.  Notice given by facsimile transmission shall be effective upon telephonic confirmation of receipt by the party to whom it is addressed.  All notices by facsimile transmission shall be followed up promptly after transmission by delivering an original copy by hand, certified or registered mail, or by Express Mail, Federal Express or other such delivery service.  Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

f)
Consultant understands and acknowledges that if this Agreement is deemed to be a material agreement of the Company, it may need to be filed with the Securities and Exchange Commission or provided to a regulatory body in conjunction with any audits or investigations of the Company’s activities and expressly gives permission to provide this Agreement as needed in such instances.

g)
The parties agree that the Consultant is acting as an independent contract under current Internal Revenue Service guidelines in the provision of services under this Agreement and that the Consultant shall be solely responsible for paying all taxes due on any Compensation hereunder.  The Consultant understands and acknowledges that all Compensation hereunder is taxable to the Consultant and the Company may have an affirmative obligation to report such amounts of Compensation on Form 1099 to the Internal Revenue Service each year.  Notwithstanding the forgoing, the Company agrees that the Consultant may assign any compensation payable hereunder to any corporation controlled by the Consultant upon written notice to the Company.  The Consultant agrees to provide his social security or an appropriate tax identification number upon request.

h)	This Agreement may be signed in counterparts, and by fax or Adobe PDF, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

NEOGENOMICS, INC.:		CONSULTANT:

By:	/s/ Douglas M. VanOort	/s/ Steven C. Jones
Name:	Douglas M. VanOort	Mr. Steven C. Jones
Title:	Chief Executive Officer	Legal Residence:
1740 Persimmon Drive
Naples, FL 34109